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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)     November 4, 1997
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                     MAC FRUGAL'S BARGAINS o CLOSE-OUTS INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


             Delaware                    0-6672               95-2745285
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  (STATE OR OTHER JURISDICTION        (COMMISSION           (IRS EMPLOYER
       OF INCORPORATION)              FILE NUMBER)         IDENTIFICATION NO)


2430 East Del Amo Boulevard, Dominguez, California             90220-6306
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     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)


Registrant's telephone number, including area code    (310) 537-9220
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                                 Not applicable
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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)






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ITEM 5. OTHER EVENTS

        This Report is qualified in its entirety by reference to the agreements and documents it describes, copies of which are attached as exhibits hereto.

        On November 4, 1997 Mac Frugal's Bargains o Close-Outs Inc. (the "Company") entered into a Plan and Agreement of Merger (the "Merger Agreement") by and among Consolidated Stores Corporation ("Consolidated") and MBC Consolidated Acquisition Corporation, a wholly-owned subsidiary of Consolidated ("MBC"). The Merger Agreement provides for the acquisition of the Company by Consolidated through the merger of MBC into the Company (the "Merger"). By reason of the Merger, each share of the Common Stock, $.027778 per share, of the Company (the "Shares") will be converted into the right to receive a number of shares of the Common Stock, $.01 par value, of Consolidated ("Consolidated Shares") at an exchange ratio to be determined by reference to the average closing price (the "Average Price") of Consolidated Shares on the New York Stock Exchange ("NYSE") during the 20 trading days immediately preceding the second NYSE trading day immediately preceding the effective date of the Merger. If the Average Price of a Consolidated Share is less than or equal to $39, the exchange ratio will be 1 Consolidated Share to 1 Company Share. If the Average Price of a Consolidated Share is greater than $39 and less than or equal to $41.49, the exchange ratio will be the quotient of $39 divided by the Average Price of a Consolidated Share. If the Average Price of a Consolidated Share is greater than $41.49 and less than or equal to $43.62, the exchange ratio will be .94 to 1. If the Average Price of a Consolidated Share is greater than $43.62 and less than or equal to $49.62, the exchange ratio will be (i) .94 less the product of (ii) such price less $43.62 times (iii) .01. If the Average Price is greater than $49.62, the exchange ratio will be .88 to 1.

        Consummation of the Merger is subject to satisfaction of certain conditions, including the approval of the transaction by the stockholders of both the Company and Consolidated and the receipt of all necessary regulatory approvals. The Merger will be accounted for as a pooling of interests and is expected to be tax-free to the stockholders of the Company.

        Concurrently with the execution of the Merger Agreement, Consolidated entered into a Consulting Agreement and a Noncompetition Agreement with the Company's President and Chief Executive Officer, Philip L. Carter, each effective upon consummation of the Merger. Pursuant to the Consulting Agreement, Mr. Carter agreed to provide consulting services for up to six months to the combined entity, including advice and recommendations as to business arrangements, customers and operations, for aggregate consideration of $970,000. The Noncompetition Agreement restricts Mr. Carter from accepting employment with companies engaging predominantly in the wholesale or retail close-out business for a period of two years. Mr. Carter will receive aggregate consideration of $930,000 in consideration for his Noncompetition Agreement.

        The Merger Agreement also provides that certain severance and other payments will be made to Mr. Carter and to Mark J. Miller, Michael Dobbs, Earl
C. Bonnecaze, Frank Bianchi and Neil T. Watanabe pursuant to their respective existing Employment Agreements with the Company, totaling approximately $10 million. In addition, the Merger will result in the acceleration of vesting of all of the Company's outstanding unvested stock options. For tax planning reasons, prior to the end of 1997 certain of the aforenamed executives intend to exercise their stock options that are currently vested and sell the shares they obtain upon such exercise in open-market transactions.




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Item 7.        Exhibit Index.
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               Exhibit 2.1    Merger Agreement

               Exhibit 2.2    Consulting Agreement

               Exhibit 2.3    Noncompetition Agreement

               Exhibit 99     Press release of the Company







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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MAC FRUGAL'S BARGAINS o CLOSE-OUTS INC.



Dated:  November 7, 1997                By: /s/ DAN ZUCKERMAN
                                            -----------------------------------
                                            Dan Zuckerman
                                            Vice President Real Estate and
                                            Corporate Secretary







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